Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-115405 on Form S-3, and 333-127889-01, 333-71990-01 and 333-63101-01 on Form S-8 of our report dated February 26, 2007 relating to the consolidated financial statements and financial statement schedule of Wisconsin Public Service Corporation and subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of new accounting standards) and of our report dated February 26, 2007 relating to management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2006 of Wisconsin Public Service Corporation.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
February 26, 2007